News Release

Berry Petroleum Company                          E-mail:  ir@bry.com
5201 Truxtun Avenue, Suite 300                  Phone (661) 616-3900
Bakersfield, California 93309-0640            Internet:  www.bry.com


Contacts:  Jerry V. Hoffman, Chairman, President and CEO
           Ralph J. Goehring, SVP & CFO


   BERRY PETROLEUM COMPLETES SALE OF AN INTEREST IN KANSAS ACREAGE

Bakersfield, CA - August 28, 2003 - Berry Petroleum Company (NYSE:BRY) announced it closed the sale of approximately 43,000 net acres of non-producing leases to Evergreen Resources, Inc. (NYSE:EVG). The acreage, which contains coalbed methane potential and is located in the Forest City Basin of eastern Kansas, was sold for an undisclosed amount. Under the terms of the sale, Berry will retain an overriding royalty interest.

      In a separate transaction, Berry purchased approximately 2,200 net acres in the northern portion of the Green River Basin in Sublette County, Wyoming, from a private party. The acreage is in the Mickleson Creek Field and Berry intends to develop this acreage to increase its natural gas production through its 2004 drilling program. Terms were not disclosed.

     Berry Petroleum Company is an independent oil and gas production and exploitation company headquartered in Bakersfield, California. Berry has other coalbed methane interests in Kansas, Illinois and Wyoming and recently established an office in Denver to develop a portfolio of oil and gas assets in the Rockies.

     "Safe harbor under the Private Securities Litigation Reform Act of 1995:" This release may contain descriptions of the Company's expectations regarding future business activities. These forward-looking statements are made in reliance upon safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Accordingly, actual results may differ materially from those contemplated by the forward-looking statements.

                                # # #